SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No.    )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]
Check the appropriate box:
 [ ] Preliminary Proxy Statement
 [ ] Confidential, for Use of the Commission Only (as permitted by Rule
     14a-6(e)(2))
 [X] Definitive Proxy Statement
 [ ] Definitive Additional Materials
 [ ] Soliciting Material Pursuant to  240.14a-11(c) or  240.14a-12

                             First Busey Corporation
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                ------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
 [X] No fee required.
 [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
     0-11.

     1)     Title of each class of securities to which transaction applies:

            -------------------------------------------------------------------

     2)     Aggregate number of securities to which transaction applies:

            -------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

            -------------------------------------------------------------------

     4)     Proposed maximum aggregate value of transaction:

            -------------------------------------------------------------------

     5)     Total fee paid:

            -------------------------------------------------------------------

 [ ] Fee paid previously with preliminary materials.
 [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)     Amount Previously Paid:

            -------------------------------------------------------------------

     2)     Form, Schedule or Registration Statement No.:

            -------------------------------------------------------------------

     3)     Filing Party:

            -------------------------------------------------------------------

     4)     Date Filed:

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
FIRST BUSEY CORPORATION
201 W. MAIN, URBANA, IL 61801
217/365-4556


                                 March 16, 2001


Dear Stockholder:

     The Annual Meeting of Stockholders of First Busey Corporation will be held
on Monday,     April 16, 2001, at the Great Hall of the Krannert Center for  the
Performing Arts, 500 South Goodwin Avenue, Urbana, Illinois.   The Annual
Meeting will begin at 7:00 p.m.  At this Annual Meeting you will be asked:

     1. To elect 14 directors of the Company to serve until the 2002 Annual Meeting or until their successors are duly elected and qualified.

     2. To ratify the appointment of McGladrey & Pullen, LLP as the Company's independent auditors for the fiscal year ending December 31, 2001.

     3. To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

     Each of the proposals is more fully described in the accompanying Proxy Statement which I urge you to read carefully. The Board of Directors has unanimously approved and recommends a vote "FOR" each of the proposals.

     It is important that your shares be represented at the Annual Meeting. Whether or not you attend personally, I urge you to sign, date and return the enclosed proxy at your earliest convenience.



                                Kindest regards,


                                /s/ Douglas C. Mills
                                ---------------------
                                Douglas C. Mills
                                Chairman of the Board

FIRST BUSEY CORPORATION
201 W. MAIN, URBANA, IL 61801
217/365-4556

                  NOTICE OF 2001 ANNUAL MEETING OF STOCKHOLDERS

                            To Be Held April 16, 2001


To the Stockholders of
First Busey Corporation:

     Notice is hereby given that the Annual Meeting of Stockholders of First Busey Corporation, a Nevada corporation, will be held at the Great Hall of the Krannert Center for the Performing Arts, 500 South Goodwin Avenue, Urbana, Illinois, on Monday, April 16, 2001, at 7:00 p.m. for the following purposes:

     1. To elect 14 directors of the Company to serve until the 2002 Annual Meeting or until their successors are duly elected and qualified.

     2. To ratify the appointment of McGladrey & Pullen, LLP as the Company's independent auditors for the fiscal year ending December 31, 2001.

     3. To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

     Only stockholders of record at the close of business on March 2, 2001 shall be entitled to notice of, and to vote at, the Annual Meeting or any postponement or adjournment thereof. Even if you plan to attend the Annual Meeting in person, please sign, date and return your proxy in the enclosed envelope.



                                By order of the Board of Directors,


                                /s/ Barbara J. Kuhl
                                --------------------------------------
                                Barbara J. Kuhl
                                President and Chief Operating Officer,
                                Corporate Secretary and Treasurer

Urbana, Illinois
March 16, 2001

FIRST BUSEY CORPORATION
201 W. MAIN, URBANA, IL 61801
217/365-4556

                                 PROXY STATEMENT

GENERAL

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of First Busey Corporation for use at the Annual Meeting of Stockholders. The Board has fixed the close of business on March 2, 2001, as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting. On the record date, the Company had outstanding and entitled to vote 13,565,034 shares of Common Stock, without par value.

     The Company's Form 10-K Annual Report, which includes audited financial statements for the year ended December 31, 2000, accompanies this Proxy Statement. The approximate date on which the Proxy Statement and the accompanying proxy are first being sent to stockholders is March 16, 2001.

VOTING

     General. Shares of Common Stock represented by properly executed proxies received by the Company will be voted at the Annual Meeting in accordance with the instructions on the proxies. If there are no such instructions, the shares will be voted "FOR" (i) the election of the nominees for directors named in this Proxy Statement and (ii) the ratification of the appointment of McGladrey & Pullen, LLP as the Company's independent auditors for the fiscal year ending December 31, 2001. Properly executed proxies received by the Company will also be voted at the Annual Meeting in accordance with the Board's recommendations on any other matters which may come before the Annual Meeting.

     In order to be elected a director, a nominee must receive a plurality of the votes cast at the meeting for the election of directors. Because the 14 nominees receiving the largest number of affirmative votes will be elected, shares represented by proxies which are marked "withhold authority" or "abstain" will have no effect on the outcome of the election. The Ratification of Auditors Proposal requires the affirmative vote of at least a majority of the votes cast at the Annual Meeting. Shares represented by proxies marked "abstain" as to such matter will be counted as votes cast, which will have the same effect as a negative vote on such matter.

     Proxies relating to "street name" shares which are not voted by brokers on one matter will be treated as shares present for purposes of determining the presence of a quorum but will not be treated as votes cast as to the matter not voted upon.

     Directors and Executive Officers. All of the directors and executive officers of the Company have advised the Company that they will vote their shares of Common Stock "FOR" each of the proposals. As of March 2, 2001, these individuals beneficially owned an aggregate of 4,645,735 shares of Common Stock, or approximately 33.81% of the Common Stock outstanding.

REVOCABILITY OF PROXIES

     Stockholders may revoke their proxy by a later proxy or by giving notice of such revocation to the Company in writing or at the Annual Meeting before such proxy is voted. Attendance at the Annual Meeting will not in and of itself constitute the revocation of a proxy.

SOLICITATION

     The Company will pay the cost of solicitation of proxies. In addition to solicitation by mail, officers, directors and regular employees of the Company may solicit proxies by telephone, telefax or in person without additional compensation. Brokerage houses, bank nominees, fiduciaries and other custodians will be requested to forward soliciting material to the beneficial owners of shares held of record by them and will be reimbursed for their reasonable expenses.


                              ELECTION OF DIRECTORS

                                 (PROPOSAL ONE)

     The 14 nominees named below have been recommended for election as directors for a term of one year or until their successors have been duly elected and qualified. All nominees are current members of the Company's Board of Directors, with the exception of Barbara J. Kuhl.

     It is intended that the proxies received in response to this solicitation will be voted for the election of the 14 persons so nominated, unless otherwise specified. If, for any reason, any nominee shall become unavailable for election or shall decline to serve, persons named in the proxy may exercise discretionary authority to vote for a substitute proposed by the Board. No circumstances are presently known which would render a nominee named herein unavailable.

     Set forth below is certain biographical information concerning each nominee for director including principal occupation and age as of March 2, 2001, the record date for the Annual Meeting. Unless otherwise noted, nominees for director have been employed in their principal occupation with the same organization for at least the last 5 years.

JOSEPH M. AMBROSE
Director since: 1993
Age: 43
Mr. Ambrose has served as Executive Vice President of AFNI, Inc., since January 1999. Prior to that, Mr. Ambrose was a lawyer with the firm Hinshaw & Culbertson, Bloomington, Illinois. Mr. Ambrose had been associated with such firm since September 1994. Mr. Ambrose previously served as a director of Busey Bank of McLean County from 1984 to 1996.

SAMUAL P. BANKS
Director since: 1996
Age: 46
Mr. Banks is President and Chief Executive Officer of Cunningham Children's Home, Urbana, Illinois. Mr. Banks has been associated with Cunningham Children's Home since 1982. Mr. Banks has served on the Board of Directors of Busey Bank since 1994.

T. O. DAWSON
Director since: 1995
Age: 60
Mr. Dawson is Senior Vice President of Acordia, Inc., Champaign, Illinois. Prior to that, Mr. Dawson was a partner in the firm of Insurance Risk Managers, Ltd., Champaign, Illinois, which was acquired by Acordia, Inc. Mr. Dawson has served on the Board of Directors of Busey Bank since 1988.

VICTOR F. FELDMAN
Director since: 1996
Age: 65
Dr. Feldman is an ophthalmologist at Christie Clinic, Champaign, Illinois. Dr. Feldman has been associated with Christie Clinic since 1967. Dr. Feldman has served on the Board of Directors of Busey Bank since 1985.

KENNETH M. HENDREN
Director since: 1996
Age: 54
Mr. Hendren is a self-employed farmer in LeRoy, Illinois. Mr. Hendren previously served on the Board of Directors of Busey Bank of McLean County from 1994 to 1996.

E. PHILLIPS KNOX
Director since: 1980
Age: 54
Mr. Knox is a lawyer with the firm Tummelson Bryan & Knox, Urbana, Illinois. Mr. Knox has served on the Board of Directors of Busey Bank since 1972.

BARBARA J. KUHL
Director-nominee
Age:  50
Mrs. Kuhl is President and Chief Operating Officer of First Busey Corporation since November 2000. Prior to that, Mrs. Kuhl served in various management capacities since joining Busey Bank in 1974. Mrs. Kuhl is married to P. David Kuhl, a director.

P. DAVID KUHL
Director since: 1996
Age: 51
Mr. Kuhl is President and Chief Executive Officer of Busey Bank since June 1991. Prior to that, Mr. Kuhl served in various management capacities since joining Busey Bank in 1979. Mr. Kuhl has served on the Board of Directors of Busey Bank since 1991. Mr. Kuhl is married to Barbara J. Kuhl, a director-nominee.

V. B. LEISTER, JR.
Director since: 1996
Age: 55
Mr. Leister is President of Carter's Moving & Storage, Inc., and Vice President & Treasurer of Carter's Furniture Inc., Urbana, Illinois. Mr. Leister has served on the Board of Directors of Busey Bank since 1992.

DOUGLAS C. MILLS
Director since: 1980
Age: 60
Mr. Mills has served as Chairman of the Board and Chief Executive Officer of
First Busey Corporation since its incorporation.   He has been associated with
Busey Bank since 1971 when he assumed the position of Chairman of the Board. Mr. Mills is married to Linda M. Mills, a director.

LINDA M. MILLS
Director since: 1996
Age: 60
Mrs. Mills is Chairman of the Board of Busey Travel, Champaign, Illinois. Mrs. Mills has served on the Board of Directors of Busey Bank since 1991. Mrs. Mills is married to Douglas C. Mills, a director.

DAVID C. THIES
Director since:  1996
Age: 45
Mr. Thies is an attorney with the law firm of Webber & Thies, P.C., Urbana, Illinois. Mr. Thies has served on the Board of Directors of Busey Bank since 1986.

EDWIN A. SCHARLAU II
Director since: 1984
Age: 56
Mr. Scharlau is Chairman of the Board of Busey Investment Group, Inc. since
January 2001 and First Busey Securities, Inc., since June 1994.   Mr. Scharlau
also serves as Chairman of the Board of Busey Bank, a position he has held since July of 1991. Mr. Scharlau has been associated with Busey Bank since 1964.

ARTHUR R. WYATT
Director since: 1995
Age: 73
Mr. Wyatt is a Professor of Accounting at the University of Illinois-Urbana and Chairman of the Board of Inprimis, Inc.

     During 2000, the Board held 12 meetings. All directors attended at least 75% of the meetings of the Board and the committees on which they served during 2000.

     The Board of Directors of the Company has established the following committees, among others, to assist in the discharge of its responsibilities.

     The Audit Committee met four times in 2000. Members of the Audit Committee are Messrs. Ambrose (Chairman), Hendren, Thies, and Wyatt. The function of the Audit Committee and its activities during 2000 are described in detail under the heading Report of the Audit Committee.

     The Compensation Committee met three times in 2000. Members of the Compensation Committee are Messrs. Wyatt (Chairman), Feldman and Knox.

     First Busey does not have a formal nominating committee. The Board of Directors, as a whole, performs the function of nominating members for the Board.

     During 2000, non-employee directors of First Busey received $600 for each meeting held. As an alternative to a cash payment, non-employee directors may elect to receive options to purchase 3,000 shares of Common Stock pursuant to the First Busey Corporation 1999 Stock Option Plan. Options were granted on February 15, 2000, in accordance with the plan, to non-employee directors opting for such alternative at a price of $20.0625 per share, the closing price of the Common Stock on such date. These options became exercisable on January 16, 2001 and expire on December 15, 2004. Directors Ambrose, Banks, Dawson, Hendren, Knox, Leister, Mills, Parker and Wyatt chose to receive stock options.
Directors who are also employees of First Busey or any of its subsidiaries receive no additional compensation for attending Board of Directors' meetings.

     In January 2001, the Board of Directors approved the payment of a retainer for each non-employee director. Accordingly, each non-employee director received a cash retainer of $7,500 for the fiscal year 2001. Non-employee directors remain eligible for fees paid in connection with Board of Directors' meetings.

REPORT OF THE AUDIT COMMITTEE

     In accordance with its written charter adopted by the Board of Directors (attached to this Proxy Statement as Annex A), the Audit Committee of the Board assists the Board in fulfilling its responsibility for the oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During the year, the Committee met four times and also reviewed and discussed the interim financial information contained in each quarterly earnings announcement with management and the independent auditors prior to public release.

     In discharging its oversight responsibility as to the audit process, the Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on auditors' independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors' independence. The Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of the Company's internal controls and internal audit function's organization, responsibilities, budget and staffing. The Committee reviewed with both the independent and internal auditors their audit plans, scope, and identification of audit risk areas.

     The Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees," and discussed and reviewed the results of the independent auditors' examination of the financial statements. The Committee also discussed the results of the internal audit examinations.

     The Committee reviewed the audited financial statements of the Company as of and for the year ended December 31, 2000, with management and the independent auditors. Management has the responsibility for the preparation of the Company's financial statements and the independent auditors have the responsibility for the examination of those statements.

     Based upon the above-mentioned review and discussions with management and the independent auditors, the Committee recommended to the Board that the Company's audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2000, for filing with the Securities and Exchange Commission. The Committee also recommended the reappointment, subject to stockholder approval, of the independent auditors and the Board concurred in such recommendation.

                                   AUDIT COMMITTEE
                                   Joseph M. Ambrose (Chairman)
                                   Kenneth M. Hendren
                                   David C. Thies
                                   Arthur R. Wyatt


COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of March 2, 2001 by all directors and director nominees, by each person who is known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, by each executive officer named in the Summary Compensation Table and by all directors and executive officers as a group.

     The number of shares beneficially owned by each director, director nominee, 5% stockholder or executive officer is determined under rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of March 2, 2001 through the exercise of any option or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table. In certain instances, the number of shares listed includes, in addition to shares owned directly, shares held by the spouse or children of the person, or by a trust of which the person is a trustee or in which the person may have a beneficial interest. In some cases, the person has disclaimed beneficial interest in certain of these shares.


Name and Address of Beneficial Owner        Common Stock Beneficially Owned
------------------------------------        -------------------------------
                                                Shares       Percentage
                                                ------       ----------
Douglas C. Mills (1)                          2,724,200        19.95%
201 E. Main Street
Urbana, Illinois 61801

First Busey Trust & Investment Co. (2)        1,309,089         9.65%
502 W. Windsor Road
Champaign, Illinois 61820

Linda M. Mills (3) (4)                          721,200         5.31%
2123 Seaton Court
Champaign, Illinois 61821

A. Barclay Klingel, Jr. (5)                     833,158         6.14%

Joseph M. Ambrose (4)                            35,910          .27%
Samuel P. Banks (4)                              11,234          .08%
T. O. Dawson (4)                                 94,626          .70%
Victor F. Feldman                                72,544          .53%
Kenneth M. Hendren (4)                          150,238         1.11%
E. Phillips Knox  (4)                           207,450         1.53%
Barbara J. Kuhl  (6)                             80,333          .59%
P. David Kuhl (7) (8)                            89,332          .66%
V. B. Leister, Jr. (4)                           27,248          .20%
Edwin A. Scharlau II (8)                        361,246         2.66%
David C. Thies                                    2,700          .02%
Arthur R. Wyatt (4)                              67,474          .50%

All directors and executive officers
as a group (14 persons)                       4,645,735        33.81%

--------------------
(1) Includes 670,002 shares held by the Martin A. Klingel Estate for which Mr. Mills shares voting and dispositive powers with A. Barclay Klingel, Jr. and 1,000,000 shares held by Mills Investment LP. Also includes options to purchase 85,000 shares of Common Stock which are currently exercisable. Excludes 721,200 shares of Common Stock beneficially owned by Linda M. Mills, Mr. Mills' spouse.
(2) Bubank Co. and Urban & Co., each of which is a partnership (the registered nominees for First Busey Trust & Investment Co.), hold these shares in various fiduciary capacities. Of these shares, 402,219 are beneficially owned by First Busey Corporation Profit Sharing Plan & Trust and 904,870 are beneficially owned by First Busey Employee Stock Ownership Plan.
(3) Excludes 2,724,200 shares of Common Stock beneficially owned by Douglas C. Mills, Mrs. Mills' spouse.
(4) Includes options to purchase 6,000 shares of Common Stock which are currently exercisable.
(5) Includes 670,002 shares held by the Martin A. Klingel Estate for which Mr. Klingel shares voting and dispositive powers with Douglas C. Mills. Also includes 108,000 shares held in the Klingel Insurance Trust, for which Mr. Klingel acts as sole trustee.
(6) Excludes 89,332 shares of common stock beneficially owned by P. David Kuhl, Mrs. Kuhl's spouse.
(7) Excludes 80,333 shares of common stock beneficially owned by Barbara J. Kuhl, Mr. Kuhl's spouse.
(8) Includes options to purchase 17,000 shares of Common Stock which are currently exercisable

SECTION 16(A) BENEFICIAL OWNERSHIP COMPLIANCE.

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers and holders of more than 10% of the Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. The Company believes that during the fiscal year ended December 31, 2000, its executive officers, directors and holders of more than 10% of the Common Stock complied with all Section 16(a) filing requirements. In making these statements, the Company has relied upon the written representations of its directors, executive officers and significant stockholders.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table discloses compensation received by the Company's Chief Executive Officer and the other executive officers of the Company earning at least $100,000 in 2000.


                                                      SUMMARY COMPENSATION TABLE

                                                                             Restricted       Securities
                                                                                Stock         Underlying           All Other
Name and Principal Positions            Year   Salary($)   Bonus($) (1)     Awards($) (2)   Options/SARS(#)   Compensation($) (3)
----------------------------            ----   ---------   ------------     -------------   ---------------   -------------------
Douglas C. Mills                        2000    100,000       121,813           1,994           15,000             77,016
Chairman of the Board and Chief         1999    125,000       100,000           2,263           20,000             67,713
Executive Officer                       1998    155,000        48,050           3,650            4,642             99,999

Edwin A. Scharlau II                    2000    140,000        81,450           1,994            7,500             10,068
Chairman of the Board of Busey          1999    150,000        50,000           2,263           10,000             13,791
Investment Group                        1998    155,000        37,200           3,650            4,700             27,477

P. David Kuhl                           2000    140,000        81,450           1,994            7,500             10,047
President and Chief                     1999    150,000        50,000           2,263           10,000             12,988
Executive Officer of Busey              1998    153,000        36,720           3,650            4,700             20,730

Barbara J. Kuhl                         2000     80,000        62,875           1,994              -0-              7,512
President, Corporate Secretary,         1999     75,000        45,000           2,263              -0-              9,895
Treasurer and Chief Operating Officer   1998     65,500        24,000           3,650            4,400              8,352


--------------------
(1) Mr. Mills, Mr. Scharlau, Mr. Kuhl and Mrs. Kuhl received 1,500, 1,200, 1,200 and 1,000 shares of Common Stock, respectively, under the 2000 Management and Associate Dividend Program. The shares were valued at the closing price on November 21, 2000, the date the award was approved by the Board. The stock values included for Mr. Mills, Mr. Scharlau, Mr. Kuhl and Mrs. Kuhl were $26,813, $21,450, $21,450 and $17,875, respectively.

(2) At December 31, 2000, Mr. Mills, Mr. Scharlau, Mr. Kuhl and Mrs. Kuhl each held 100 shares of restricted stock having a value of $1,993.75 based upon a closing price of $19.9375 as quoted on the Nasdaq National Market on December 31, 2000. The shares of restricted stock awarded to the executive officers are subject to the restriction that the Company must achieve a specified net income per share for the year ended
    December 31, 2000. Because the Company did achieve this specified net income per share, the restriction lapsed and the shares were awarded to the executive officers on January 2, 2001.

(3) The amounts disclosed in this column for 2000 include:
    (a) Company contributions of $6,658, $6,658, $6,658 and $5,168, under First Busey Corporation Profit Sharing Plan & Trust, a defined contribution plan, on behalf of Mr. Mills, Mr. Scharlau, Mr. Kuhl and Mrs. Kuhl, respectively.
    (b) Discretionary company contributions of $2,787, $2,787, $2,787 and $2,344, under First Busey Corporation Employee Stock Ownership Plan, a defined contribution plan, on behalf of Mr. Mills, Mr. Scharlau, Mr. Kuhl and Mrs. Kuhl, respectively.
    (c)  Compensation value of split-dollar life insurance policies on Mr.
         Mills in the amount of $67,571. The Company will be reimbursed for all premiums paid on the policies, without interest, from the proceeds of the policies. Mr. Mills currently has two $10,000,000 split-dollar life insurance policies. The first policy was acquired in 1992 and the second policy was acquired in 2000. Split-dollar life insurance policies were acquired on Mr. Scharlau and Mr. Kuhl in 1994. For 2000, $623 and $602, respectively, represent the compensation value of these policies to Mr. Scharlau and Mr. Kuhl.

OPTION/SAR GRANTS IN LAST FISCAL YEAR


                                                                    Potential Realizable Value at
                                                                         Assumed Annual Rates
                                                                     of Stock Price Appreciation
                         Individual Grants                                 for Option Term
-----------------------------------------------------------------  ------------------------------
                        Number of         % of
                        Securities    Total Options
                        Underlying     Granted to    Exercise or
                       Options/SARs   Employees in    Base Price   Expiration
Name                  Granted (#)(1)   Fiscal Year     ($/Share)      Date       5%($)    10%($)
--------------------  --------------  -------------  ------------  ----------  --------  --------

Douglas C. Mills              15,000       50%         $20.0625      12/15/04    62,575   136,920

Edwin A. Scharlau II           7,500       25%         $20.0625      12/15/04    31,287    68,460

P. David Kuhl                  7,500       25%         $20.0625      12/15/04    31,287    68,460


(1) The options became exercisable on January 16, 2001.


AGGREGATED OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTIONS/SAR VALUES

     The following table provides information on option exercises in fiscal 2000 by the named executive officers and the value of such officers' unexercised options at December 31, 2000.


                                                              Number of Securities
                                                             Underlying Unexercised        Value of Unexercised In-the-
                                                                Options/SARs at               Money Options/SARs at
                                                              December 31, 2000(#)           December 31, 2000($) (1)
                                                           ------------------------------------------------------------
                             Shares
                           Acquired on       Value
         Name              Exercise (#)    Realized ($)    Exercisable    Unexercisable    Exercisable    Unexercisable
-----------------------------------------------------------------------------------------------------------------------
Douglas C. Mills                 -0-            -0-           20,000         115,642          33,750         784,716

Edwin A. Scharlau II             -0-            -0-           10,000          44,700          16,875         344,775

P. David Kuhl                    -0-            -0-           10,000          44,700          16,875         344,775

Barbara J. Kuhl                  -0-            -0-              -0-          17,400             -0-         145,943

(1) Based on the closing price of Common Stock of $19.9375 as quoted on the Nasdaq National Market on December 31, 2000.


REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors administers the Company's executive compensation program. After consideration of the Committee's recommendations, the full Board of Directors reviews and approves all compensation, both monetary and stock-based, to all executive officers.

     In the past, there have been three main components to the executive
officers' compensation package:  salary, bonus and stock awards.   It is the
intention of the Committee that compensation be set in such a manner as to be competitive to attract, retain and motivate its management team. The Committee also believes that stock ownership by its executive officers assists in aligning the executive officers' interests with those of the Company's stockholders. In July of 2000, the Compensation Committee recommended and the Board of Directors approved the Management and Associate Dividend Program, or the "MAD program." Under the MAD program, the Board of Directors set four targeted levels for "diluted earnings per share" for the Company for 2000. These levels were $.97,

$.98, $.99 and $1.00. Based on the level of achievement of earnings per share, the officer or associate would receive a dividend of a predetermined percentage of their salary. The goal of the MAD program is to heighten awareness of the Company's earnings per share goal while emphasizing the impact of the team concept throughout the organization. The term "dividend" was used to indicate that this award was granted at the discretion of the Board of Directors and would be based annually on the achievement of earnings per share, similar to the dividend paid to the Company's stockholders. Under this program, the Board hopes to further enhance the alignment of the staff's efforts with those of the Company's stockholders. Also as part of the 2000 MAD program, the Committee recommended and the Board approved a stock bonus to key officers. Mr. Mills, Mr. Scharlau, Mr. Kuhl and Mrs. Kuhl received 1,500, 1,200, 1,200, and 1,000 shares, respectively.

     In September of 1996, the Board approved the award of 400 shares of Restricted Stock to each of 41 officers, all of whom were then at the Senior Vice President level or above. Restricted stock grantees are collectively referred to as the "Officers." These shares carry restrictions which are tied to the earnings per share targets for the years 1997, 1998, 1999 and 2000. Should the Company achieve the specified earnings per share target, the restriction on 100 shares annually will lapse and the shares will be allocated to the Officers. Based on the achievement of the 2000 earnings per share target of $1.00, 100 shares were allocated to the Officers in January of 2001.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Base Salary/ MAD Program. Mr. Mills' 2000 base salary was set at $100,000, representing a decrease from his base salary of $125,000 for 1999. The Committee determined that under the MAD program, if the level of earnings per share set by the Board was achieved, $.97, $.98, $.99 or $1.00, Mr. Mills' dividend would be 80%, 85%, 90%, or 95%, respectively, of his salary. The minimum earnings per share target would have awarded Mr. Mills a dividend of $80,000 with the highest level awarding Mr. Mills a dividend of $95,000. Based on the Company's achievement of earnings per share of $1.03, Mr. Mills received a dividend in the amount of $95,000. Mr. Mills also received 1,500 shares under the stock bonus representing a value on the date granted of $26,813.

     Restricted Stock. During 1996, Mr. Mills was awarded 400 shares of restricted stock tied to the performance of the Company as of December 31, 1997, 1998, 1999 and 2000. Because the earnings per share target for 2000 was achieved, 100 shares of restricted stock were released.

     Stock Options. The granting of stock options by the Committee is designed to retain and motivate the management team as well as align executive officers' financial interests with stockholder value. The number of stock options granted to an executive officer and other officers is determined by the Committee and approved by the Board. Grants of stock options are intended to recognize different levels of contribution to the achievement of the Company's annual corporate goals as well as different levels of responsibility and experience. All stock options are granted with an exercise price equal to the fair market value of Common Stock on the date of grant. On February 15, 2000, stock options representing 57,000 shares were granted to officers and Directors of the Company. Mr. Mills received a stock option for 15,000 shares.


                                  COMPENSATION COMMITTEE
                                  Arthur R. Wyatt (Chairman)
                                  Victor F. Feldman
                                  E. Phillips Knox

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933 or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the preceding report and the Performance Table included below shall not be incorporated by reference into any such filings.


                               COMPANY PERFORMANCE

     The following table compares the Company's performance, as measured by the change in price of Common Stock plus reinvested dividends, with the CRSP Nasdaq Total Return Index- United States and the SNL-Midwestern Banks Index for the five years ended December 31, 2000.


                             FIRST BUSEY CORPORATION
                             Stock Price Performance






                           [GRAPH - PLOT POINTS BELOW]






                                               Period Ending
                         ----------------------------------------------------------
Index                    12/31/95  12/31/96  12/31/97  12/31/98  12/31/99  12/31/00
-----------------------------------------------------------------------------------
First Busey Corporation    100.00    127.72    162.43    220.74    279.64    252.49
NASDAQ - Total US          100.00    123.04    150.69    212.51    394.92    237.62
SNL Midwest Bank Index     100.00    136.05    220.58    234.63    184.35    223.24


     The Banks in the Custom Peer Group - SNL-Midwestern Banks Index - represent all publicly traded banks, thrifts or financial service companies located in Iowa, Illinois, Indiana, Kansas, Kentucky, Michigan, Minnesota, Missouri, North Dakota, Nebraska, Ohio, South Dakota and Wisconsin.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Knox, a director of the Company, is a lawyer with Tummelson Bryan & Knox, Urbana, Illinois, and provided legal and certain consulting services to the Company during fiscal 2000. The dollar amount of the fees paid to Tummelson Bryan & Knox by the Company during the 2000 fiscal year was $72,706.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company's banking subsidiaries have, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, executive officers and holders of 5% or more of the Company's Common Stock, their immediate families and their affiliated companies. These transactions have been and will be on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons. These transactions have not involved and will not involve more than the normal risk of collectibility or any other unfavorable features. At December 3l, 2000, these persons and companies were indebted to the Company's banking subsidiaries for loans totaling approximately $3.362 million representing 3.64% of total stockholders' equity. In addition to these loans, the Company's banking subsidiaries make loans to officers of the Company's subsidiaries who are not executive officers of First Busey.



                        RATIFICATION OF AUDITORS PROPOSAL

                                 (PROPOSAL TWO)

     The Board of Directors has appointed McGladrey & Pullen, LLP as independent auditors for the fiscal year ending December 31, 2001. A representative of McGladrey & Pullen, LLP will be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions. As of February 22, 2001, the aggregate fees billed for professional services rendered for the audit of the Bank's annual financial statements for the 2000 fiscal year were $41,000 and additional fees for such audit are expected to be approximately $31,000. The aggregate fees billed for professional services rendered for the review of the Company's Forms 10-Q for the 2000 fiscal year were $8,355.

     The aggregate fees billed for professional services rendered by the Bank's principal accountants for services other than the audit of the Bank's annual financial statements and the review of the Bank's Forms 10-Q were $26,159 for tax related services and $41,052 for other services during the fiscal year ending December 31, 2000. The audit committee has determined that the provision of these services is compatible with maintaining the principal accountant's independence.

     The Board of Directors recommends that stockholders vote FOR the Ratification Of Auditors Proposal.

                                 OTHER BUSINESS

     So far as is presently known, there is no business to be transacted at the Annual Meeting other than that referred to in the Notice of Annual Meeting of Stockholders and it is not anticipated that other matters will be brought before the Annual Meeting. If, however, other matters should properly be brought before the Annual Meeting, it is intended that the proxy holders may vote or act in accordance with the Company's Board of Directors' recommendation on such matters.



                              STOCKHOLDER PROPOSALS

     If a stockholder intends to present a proposal at the Company's 2002 Annual Meeting and desires that the proposal be included in the Company's Proxy Statement and form of proxy for that meeting, the proposal must be in compliance with Rule 14a-8 under the Exchange Act and received at the Company's principal executive offices not later than November 16, 2001. As to any proposal that a stockholder intends to present to stockholders without inclusion in the Company's Proxy Statement for the Company's 2002 Annual Meeting of Stockholders, the proxies named in management's proxy for that meeting will be entitled to exercise their discretionary authority on that proposal unless the Company receives notice of the matter to be proposed not later than January 30, 2002. Even if proper notice is received on or prior to January 30, 2002, the proxies named in management's proxy for that meeting may nevertheless exercise their discretionary authority with respect to such matter by advising stockholders of such proposal and how they intend to exercise their discretion to vote on such matter, unless the stockholder making the proposal solicits proxies with respect to the proposal to the extent required by Rule 14a-4(c)(2) under the Exchange Act.


                                By order of the Board of Directors,


                                /s/ Barbara J. Kuhl
                                --------------------------------------
                                Barbara J. Kuhl
                                President and Chief Operating Officer,
                                Corporate Secretary and Treasurer


March 16, 2001

                                                                   ANNEX A



                 FIRST BUSEY CORPORATION AUDIT COMMITTEE CHARTER


The Audit Committee is appointed by the Board to assist the Board in monitoring
(1) the integrity of the financial statements of the Company, (2) the compliance by the Company with legal and regulatory requirements and (3) the independence and performance of the Company's internal and external auditors.

The members of the Audit Committee shall meet the independence and experience requirements of the SEC and the appropriate Stock Exchanges. The members of the Audit Committee shall be appointed by the Board.

The Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee. The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

The Audit Committee shall make regular reports to the Board.

The Audit Committee shall:

1. Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

2. Review the annual audited financial statements with management, including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the Company's financial statements.

3. Review an analysis prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements.

4. Review with management and, if necessary, the independent auditor the Company's quarterly financial statements prior to the release of quarterly earnings.

5. Meet periodically with management to review the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures.

6. Review major changes to the Company's auditing and accounting principles and practices as suggested by the independent auditor, internal auditors or management.

7. Recommend to the Board the appointment of the independent auditor, which firm is ultimately accountable to the Audit Committee and the Board.

8.   Approve the fees to be paid to the independent auditor.

9. Receive periodic reports from the independent auditor regarding the auditor's independence, discuss such reports with the auditor, and if so determined by the Audit Committee, recommend that the Board take appropriate action to satisfy itself of the independence of the auditor.

10. Evaluate together with the Board the performance of the independent auditor and, if so determined by the Audit Committee, recommend that the Board replace the independent auditor.

11. Review the appointment and replacement of the senior internal auditing executive.

12. Review the significant reports to management prepared by the internal auditing department and management's responses.

13. Meet with the independent auditor prior to the audit to review the planning and staffing of the audit.

14. Obtain from the independent auditor assurance that Section 10A of the Private Securities Litigation Reform Act of 1995 has not been implicated.

15. Obtain reports from management, the Company's senior internal auditing executive and the independent auditor that the Company's subsidiary affiliated entities are in conformity with applicable legal requirements and the Company's Code of Conduct.

16. Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

17. Review with the independent auditor any problems or difficulties the auditor may have encountered and any management letter provided by the auditor and the Company's response to that letter. Such review should include:

     (a) Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information.

     (b)  Any changes required in the planned scope of the internal audit.

     (c)  The internal audit department responsibilities, budget and staffing.

18. Review the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

19. Advise the Board with respect to the Company's policies and procedures regarding compliance with applicable laws and regulations and with the Company's Code of Conduct.

20. Review with the Company's General Counsel legal matters that may have a material impact on the financial statements, the Company's compliance policies and any material reports or inquiries received from regulators or governmental agencies.

21. Meet at least annually with the chief financial officer, the senior internal auditing executive and the independent auditor in separate executive sessions.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and the Company's Code of Conduct.

CHANGES TO NASDAQ INDEPENDENT DIRECTOR AND AUDIT COMMITTEE REQUIREMENTS

On December 14, 1999, the SEC approved amendments to Nasdaq's independent director and audit committee listing standards, which Nasdaq proposed in September following the recommendations of The Blue Ribbon Committee on Improving the Effectiveness of Corporate Audit Committees.

The purpose of these rule changes is to strengthen the independence and effectiveness of corporate audit committees, and to provide for accountability among the company's audit committee, outside directors, and management. These rule changes apply to companies listed on the Nasdaq National Market and the Small Cap Market. A summary of the new rules follows:

Independent Directors
---------------------

The new rules specify the relationships that disqualify a director from being considered "independent" for purposes of serving as a member of an issuer's audit committee. A director will not be considered "independent" if, among other things, he or she has:

* been employed by the corporation or its affiliates in the current or past three years;

* accepted any compensation from the corporation or its affiliates in excess of $60,000 during the previous fiscal year (except for board service, retirement plan benefits, or non-discretionary compensation);

* an immediate family member who is, or has been in the past three years, employed by the corporation or its affiliates as an executive officer;

* been a partner, controlling shareholder or an executive officer of any for-profit business to which the corporation made, or from which it received, payments (other than those which arise solely from investments in the corporation's securities) that exceed five percent of the organization's consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three years; or

* been employed as an executive of another entity where any of the company's executives serve on that entity's compensation committee.

AUDIT COMMITTEE - CHARTER REQUIREMENTS

Companies will be required to adopt a formal written charter that specifies the scope of its responsibilities and the means by which it carries out those responsibilities; the outside auditor's accountability to the board and audit committee; and the audit committee's responsibility to ensure the independence of the outside auditor.

AUDIT COMMITTEE - STRUCTURE END MEMBERSHIP REQUIREMENTS

The new rules require that audit committees have a minimum of three members and be comprised of independent directors only. All directors must be able to read and understand fundamental financial statements, including a company's balance sheet, income statement, and cash flow statement. At least one director must have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background, including a current or past position as a chief executive or financial officer or other senior officer with financial oversight responsibilities.

Under exceptional and limited circumstances, however, the new rules allow one non-independent director to serve on the audit committee, provided that the board determines it to be in the best interests of the corporation and its shareholders, and the board discloses the reasons for the determination in the company's next annual proxy statement. Current employees or officers, or their immediate family members, however, are not able to serve on the audit committee under this exception.


COMPLIANCE

Companies listed on Nasdaq as of December 14, 1999, and companies that applied for listing on or before that date, will be provided until June 14, 2000 to adopt a formal written audit committee charter and until June 14, 2001 to meet the new audit committee structure and membership requirements. In addition, issuers that transfer to Nasdaq from another exchange will be afforded the same grace periods they would have received under their previous market's implementation schedule. All other companies must meet the new rules upon their listing on Nasdaq.

SEC Final Rules
---------------

* Require independent auditors to review interim financial statements before a company files its 10-Q

* Require the proxy statement to include a report from the audit committee stating

   (1)  whether the audit committee has

        (a) reviewed and discussed the audited financial statements with management

        (b) discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61

        (c) received disclosures from the auditors regarding the auditors' independence required by the Independence Standards Board Standard No. 1, and discussed with the auditors the auditors' independence.

   (2) whether, based upon such review and discussion, the audit committee recommended to the Board of Directors that the audited financial statements be included in the company's Form 10-K

* Require a company to disclose in its proxy statement whether the Board of Directors has adopted a written charter for the audit committee, and if so, to include a copy of the charter as an appendix to the company's proxy statement at least once every three years

* Require a company to disclose in its proxy statement whether audit committee members are "independent" as defined by the relevant securities exchange or Nasdaq, and disclose certain information regarding any director on the audit committee who is not "independent"

* Provide a "safe harbor" for the new proxy statement disclosures to protect companies and their directors from certain liabilities under federal securities laws

                              [PROXY CARD]

PROXY--FIRST BUSEY CORPORATION

KNOW ALL MEN BY THESE PRESENTS, THAT I, the undersigned stockholder of First Busey Corporation (the "Company") having received notice of the Annual Meeting of Stockholders, do hereby nominate, constitute and appoint, Tom Brown, my true and lawful attorney and proxy, with full power of substitution, for me and in my name, place and stead to vote all of the shares of Common Stock without par value ("Common Stock") of the Company standing in my name on its books on March 2, 2001 at the Annual Meeting of Stockholders of the Company, to be held at the Krannert Center for the Performing Arts, 500 South Goodwin Avenue, Urbana, Illinois, on April 16, 2001 at 7:00 p.m., local time, and at any postponement or adjournment thereof, with all powers the undersigned would possess if personally present, as follows:

1. |_| FOR all nominees listed below to serve as directors of the Company until the next Annual Meeting of Stockholders (except as marked to the contrary below)

    |_|  WITHHOLD AUTHORITY to vote for all nominees listed below

         Joseph M. Ambrose      Linda M. Mills           P. David Kuhl
         T. O. Dawson           Edwin A. Scharlau II     V. B. Leister, Jr.
         E. Phillips Knox       Victor F. Feldman        Samuel P. Banks
         David C. Thies         Douglas C. Mills         Barbara J. Kuhl
         Kenneth M. Hendren     Arthur R. Wyatt

         (INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through that nominee's name.)

2.  |_|  FOR        |_|  AGAINST        |_|  ABSTAIN

  Ratification of the appointment of the firm of McGladrey & Pullen, LLP as the Company's independent auditors for the fiscal year ending December 31, 2001.

  To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

This proxy will be voted as directed, or if no instructions are given, it will be voted "FOR" election of all nominees as Directors of First Busey Corporation and "FOR" the ratification of McGladrey & Pullen, LLP as the Company's independent auditors. Also, this proxy will be voted at the Annual Meeting in accordance with the Board of Directors' recommendations on any other matters which may come before the Annual Meeting or any postponement or adjournment thereof.

This proxy is solicited on behalf of the Board of Directors and may be revoked prior to its exercise.

Your vote is important. Any previously submitted proxies will not be used at the Annual Meeting. Accordingly, even if you plan to attend the Annual Meeting, please mark, sign and date this proxy and return it in the enclosed envelope.


                                 ----------------------------------------------

                                 ----------------------------------------------
                                 Please sign your name or names exactly as they appear on the stock certificate. Each joint tenant must sign. When signing as attorney, administrator, guardian, executor or trustee or as an officer of a corporation, please give full title. If more than one trustee, all should sign.